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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                        ---------------------------

                            AMENDMENT NO. 3 TO
                              SCHEDULE 14D-9
                    SOLICITATION/RECOMMENDATION STATEMENT
                        UNDER SECTION 14(D)(4) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                        ---------------------------

                          PATHOGENESIS CORPORATION
                         (Name of Subject Company)

                          PATHOGENESIS CORPORATION
                     (Name of Person Filing Statement)

                        ---------------------------

                       COMMON STOCK, $0.001 PAR VALUE
                       (Title of Class of Securities)

                        ---------------------------

                                70321E 10 4
                    (CUSIP Number of Class of Securities)

                        ---------------------------

                              WILBUR H. GANTZ
              CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          PATHOGENESIS CORPORATION
                          201 ELLIOTT AVENUE WEST
                         SEATTLE, WASHINGTON 98119
                             (206) 467-8100
      (Name, Address and Telephone Number of Person Authorized to Receive
       Notice and Communications on Behalf of the Person Filing Statement)

                        ---------------------------

                                  COPY TO:

                           ALISON S. RESSLER, ESQ.
                             SULLIVAN & CROMWELL
                            1888 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                               (310) 712-6600

                        ---------------------------

/ / CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

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                        AMENDMENT NO. 3 TO SCHEDULE 14D-9

     This Amendment No. 3 to Schedule 14D-9 amends and supplements the
Schedule 14D-9 initially filed with the Securities and Exchange Commission on August 21, 2000 by PathoGenesis Corporation (the "Company") and amended by Amendment No. 1 to Schedule 14D-9 filed with the Securities and Exchange Commission on August 31, 2000 and Amendment No. 2 to Schedule 14D-9 filed with the Securities and Exchange Commission on September 14, 2000 (as amended, the "Schedule 14D-9"), relating to a tender offer commenced by Picard Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Chiron Corporation, a Delaware corporation, on August 21, 2000 to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

   Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding the following exhibit (filed herewith):

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EXHIBIT                            DESCRIPTION
NO.
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
(e)(2)           Collaboration Agreement, dated as of December 15, 2000, by and between Chiron and the Company.*

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* Confidential treatment requested; confidential petition filed separately with the Securities and Exchange Commission.


                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     PATHOGENESIS CORPORATION


                                     By: /s/ James R. Sulat
                                         ------------------------
                                         Name:   James R. Sulat
                                         Title:  Vice President


Dated:  October 20, 2000